Filed Pursuant to Rule 433

Registration Nos.: 333-209768 and 333-209768-07

*Full Pricing* $1.25bn Nissan Auto Lease Trust 2019-A

Joint Lead Managers:    Citi (str.), Lloyds, SMBC, and Société Générale

Co-Managers:    BNP, MUFG, Scotia, TD

Anticipated Capital Structure:

Class	Amt ($mm)	M/S**	WAL***	EFin	LFin	Wndw	Bnch	Spd	Yld%	CPN	$PX
A-1	175.00	P-1/A-1+	0.29	10/19	4/20	1-6	IntL	+1	2.59881	2.59881	100.00000
A-2	530.00	Aaa/AAA	1.12	10/20	7/21	6-18	EDSF	+18	2.728	2.71	99.99712
A-3	437.00	Aaa/AAA	1.85	6/21	3/22	18-26	EDSF	+32	2.780	2.76	99.99274
A-4	108.00	Aaa/AAA	2.31	9/21	7/24	26-29	iSwps	+39	2.804	2.78	99.98268

**	Expected Ratings
***	Assumes a 75% PPC to maturity

Deal Summary:
Ticker:	NALT 2019-A
ERISA Eligible:	Yes
Expected Ratings:	Moody’s, S&P
Timing:	Priced
Settle:	4/15/19
Bill & Deliver:	Citi
First Pay:	5/15/2019
Min Denoms:	$25K x $1K
Registration:	Public

-Available Information-

*  Preliminary Prospectus, Ratings FWP, CDI file (attached)

*  Intex Deal Name: XNAL19A_1BN    Password: 7UAJ

*  Link: https://dealroadshow.com    Passcode: NALT19A

CUSIPS:
A-1	65479PAA7
A-2	65479PAB5
A-3	65479PAD1
A-4	65479PAE9

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